Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the amended Registration Statements (Forms S-3 No. 333-71452-01 and 333-113977-01) and (Forms S-4 No. 333-60355-01 and 333-136801-01) of AIMCO Properties, L.P. and in the related Prospectuses of our report dated March 6, 2006 (except for notes 6, 10, 14, 15 and 17, as to which the date is November 30, 2006) with respect to the consolidated financial statements and schedule of AIMCO Properties, L.P., included in this Current Report on Form 8-K.
/s/ Ernst & Young LLP
Denver, Colorado
November 30, 2006